                                                                     Exhibit 2.2

                               LICENSE AGREEMENT
                          FOR USE OF PROPRIETARY DATA

     This LICENSE AGREEMENT FOR USE OF PROPRIETARY DATA (this "Agreement") is entered into as of this 19th day of July, 2002, between Millennium Seismic, Inc., a Texas corporation having its principal office located at 7751 San Felipe, Suite 100, Houston, Texas 77063 (the "Millennium"), and Houston American Energy Corp., a Delaware corporation having its principal office located at 801 Travis, Suite 2020, Houston, Texas 77002 (the "Licensee").

     WHEREAS, pursuant to that certain Exchange Agreement dated of even date herewith (the "Exchange Agreement"), and in exchange for Millennium's agreement to grant the Licensee this no fee license to use Millennium's seismic data, the Licensee agreed to issue Millennium 1,000,000 shares of the Licensee's common stock and a warrant to purchase up to an additional 750,000 shares of the Licensee's common stock;

     NOW THEREFORE, in exchange for the covenants and premises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. DEFINITIONS

          1.1 "Consultants" shall mean any third party (whether an individual, corporation or any other entity) engaged by the Licensee to interpret, reprocess or make other technical studies of the Data.

          1.2 "Data" shall mean the Existing Data and all Future Data.

          1.3 "Disclose" shall mean to display or show Data by any means whatsoever including, without limitation, by computer workstation.

          1.4 "Existing Data" shall mean the geophysical data within the geographical area described in the applicable Supplemental Agreement attached hereto and made part hereof, regardless of the form or medium on which it is displayed, and which Millennium either (i) owns as of the date of this Agreement or (ii) has the right to grant use licenses as of the date of this Agreement. The data shall be delineated by line number and/or program name and approximate mileage (or square mileage) and includes related supporting documentation including survey data, surveyor's notes, driller's notes and observer's notes.

          1.5 "Future Data" shall mean the geophysical data within the geographical area described in the applicable Supplemental Agreement attached hereto and made part hereof, regardless of the form or medium on which it is displayed, and which Millennium either (i) owns or will own or
     (ii) has or will have the right to grant use licenses; provided, however, for purposes of this Agreement, the term "Future Data" shall not include any such geophysical data which constitutes Existing Data. The data shall be delineated by line number and/or program

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     name and approximate mileage (or square mileage) and includes related supporting documentation including survey data, surveyor's notes, driller's notes and observer's notes.

          1.6 "Partial Third Party Asset Acquisition" shall mean any transaction or series of transactions entered whereby any Third Party (other than a Related Entity) acquires less than all of the petroleum exploration assets of the Licensee, including owned or licensed geophysical data.

          1.7 "Partners" shall mean those Third Parties which become contractually related to the Licensee in Third Party Business Transactions (not necessarily "partners" in the legal context).

          1.8 "Prospective Partners" shall mean those Third Parties with which the Licensee is, or shall be, conducting bona fide negotiations in an endeavor to conclude a Third Party Business Transaction.

          1.9 "Prospective Purchasers" shall mean those Third Parties with which the Licensee is, or shall be, conducting bona fide negotiations in an endeavor to conclude a Third Party Acquisition or a Partial Third Party Asset Acquisition whereby the Licensee or all or a portion of its petroleum exploration assets is acquired by such Third Party.

          1.10 "Purchasers" shall mean Third Parties which consummate a Third Party Acquisition or a Partial Third Party Asset Acquisition with the Licensee.

          1.11 "Related Entities" shall mean any corporation, partnership, trust, or other entity which, as of the date of this Agreement: (i) is at least thirty-five percent (35%) owned or controlled, directly or indirectly, by the Licensee; (ii) owns or controls at least thirty-five percent (35%), directly or indirectly, of the Licensee; or (iii) is at least thirty-five percent (35%) owned or controlled, directly or indirectly, by any person or entity satisfying clause (ii) of this Section
     1.9 as of the date hereof.

          1.12 "Supplemental Agreement" or "Supplement" shall mean each consecutively numbered supplemental agreement to be entered into between Millennium and the Licensee, the general form of which is attached hereto as Schedule 1, which shall cover each separate Data licensing transaction contemplated by this Agreement. Upon the parties execution thereof, each such Supplemental Agreement shall be incorporated herein by this reference and shall be made a part hereof for all purposes. In the event of any conflict between a term or provision of any Supplement and a corresponding term or provision of this Agreement, the term or provision of this Agreement shall govern unless specifically stated to the contrary in the applicable Supplement.

          1.13 "Third Party" shall mean any corporation, individual, partnership, trust or other entity not a party to this Agreement (including Purchasers and Partners and Prospective Purchasers and Partners) other than a Related Entity.

          1.14 "Third Party Acquisition" shall mean any transaction consummated after the date hereof whereby any Third Party acquires: (i) in excess of 50% of the outstanding voting

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     securities of the Licensee (or otherwise gains effective control of the
     Licensee); or (ii) all of the petroleum exploration assets or business operations of the Licensee.

          1.15 "Third Party Business Transactions" shall mean farm-outs, operating agreements, acreage trades, areas of mutual interest, joint bidding agreements and similar business transactions for the joint exploration, development or production of a particular geographical area(s).

          1.16 "Transfer" shall mean the sale, assignment, transfer, exchange, trade, encumbrance, or other disposition of the Data to Third Parties and Related Entities.

     2. OWNERSHIP OF THE DATA

          2.1 The Licensee acknowledges that the Data consists of valuable copyright and trade secrets of Millennium and that title to and ownership rights in the Data shall remain vested in Millennium at all times. The Licensee agrees to take any and all actions reasonably necessary to insure that its employees, representatives or agents do not violate the terms and conditions of this Agreement including, but not limited to, the limitations on access to Data set forth herein. The Licensee recognizes that Millennium may enter into agreements with other parties to license the Data covered by any Supplement hereto, and that Millennium is free to license, use, sell or in any other manner dispose of such Data upon such terms and conditions as Millennium may elect.

     3. DATA DELIVERY/PAYMENT

          3.1 Millennium agrees to license the Data to the Licensee pursuant to the terms and conditions of this Agreement. Data will be delivered to the Licensee under the terms of this Agreement following the execution of a Supplemental Agreement, which shall reference this Agreement and describe in detail the content and form of the Data requested by the Licensee. Acceptance of the Data and execution of the Supplement by the Licensee shall subject the Licensee and the Data to the terms and conditions hereof and thereof.

          3.2 No license fee shall be due for any Data accepted pursuant to a Supplemental Agreement the parties enter into in accordance with this Agreement. Upon execution of each Supplemental Agreement, the Licensee will be invoiced for the amount of the actual and reasonable tape copying, handling, reproduction and splicing charges, as well as the shipping and insurance costs and applicable taxes, if any. Such invoice, which shall reference this Agreement and the applicable Supplemental Agreement, shall be payable as specified in the applicable Supplement Agreement or on the invoice itself.

          3.3 All past due invoices (or portions thereof) shall bear interest at the rate of twelve percent (12%) per annum (or such lesser, maximum amount allowed by applicable law) until paid.

          3.4 In the event any sales, use, gross receipts or similar tax is imposed on the licensing of the Data or is thereafter levied or assessed against Millennium, at any time after delivery of the Data to the Licensee, as a consequence of Millennium's licensing the Data to the Licensee hereunder such taxes shall be for the sole account of the Licensee, which shall promptly reimburse Millennium in full for any taxes so paid by Millennium upon receipt by the Licensee of a Millennium invoice, together with a copy of Millennium's check in payment thereof or a copy of the assessment, therefor.

     4. TERM

          4.1 As for Data delivered by Millennium to the Licensee under the terms hereof, the term of each Supplemental Agreement shall terminate 30 years after delivery to the Licensee of the Data licensed thereunder. The term of this Agreement shall remain in effect so long as any Supplemental Agreement is in effect and, thereafter, until terminated by either party giving 30 days prior written notice thereof to the other party.

          4.2 Upon the termination of this Agreement, all copies of any Data licensed hereunder, and any physical manifestation thereof that is then in the Licensee's possession, shall be promptly returned to Millennium by the Licensee. If any such Data or manifestations thereof are not then in the Licensee's possession, the Licensee shall provide Millennium a full accounting of the disposition of same by the Licensee.

          4.3 In addition to any other remedy that may be available to Millennium, upon the Licensee's breach of any condition or provision of this Agreement concerning prohibitions against or restrictions imposed on Disclosure or Transfer of the Data which is not otherwise cured by the Licensee within 30 days after it receives Millennium's notice thereof, Millennium shall have the right, exercisable in its sole discretion, to:
     (i) terminate the Supplemental Agreement applicable to the Data underlying the Licensee's breach; or (ii) terminate this Agreement as a whole, including all Supplemental Agreements then in effect; provided, in either such event, the provisions of Section 4.2 shall immediately become applicable to all of the Data that is the subject of any such terminated Supplemental Agreement(s).

     5. RIGHTS OF THE PARTIES

          5.1 Subject to the Licensee's obligation to make payment of applicable costs, expenses and taxes in accordance with Section 3, Millennium hereby grants the Licensee the paid-up, non-exclusive right to use the Data described in each of the Supplemental Agreements entered into by the parties, whether attached hereto as of the date of this Agreement or entered into in the future, and the Licensee shall not Disclose, Transfer or otherwise dispose of such Data, except as specifically provided below:

               A. Related Entities: The Licensee may Disclose or Transfer the Data to a Related Entity and with no additional license fee payable to Millennium; provided, however, that:

                    (1) The Related Entity shall (i) be bound by the terms of
               this Agreement to the same extent as the Licensee and (ii) execute a document to that effect (which document shall be provided to and be reasonably acceptable to Millennium); and

                    (2) If any Third Party shall acquire control of a Related
               Entity that has any Data, the situation shall, at that time, be considered as a Third Party Acquisition and all provisions herein concerning Third Party Acquisitions set forth in Section 5.1(D) shall apply.

               B. Consultants: The Licensee or its Related Entities may make available, but may not Transfer, the Data to a Consultant retained by the Licensee or its Related Entities to reprocess and/or interpret the Data, provided that the Consultant shall agree, in writing (a copy of which, upon request, shall be provided to Millennium), to the following:

                    (1) That the reprocessing and/or interpretation of the Data performed by the Consultant shall be for the sole benefit of the Licensee or its Related Entities and that the Consultant shall not retain any copies of the Data or the results of the reprocessing and/or interpretation thereof and, upon completion of same, shall deliver all copies thereof to the Licensee or its Related Entities; and

                    (2) That the Data shall remain in the physical possession of the Licensee or its Related Entities and will not, except in those situations where so specifically permitted as provided herein, actually be surrendered to any Consultant without the prior written consent of Millennium; and

                    (3) The Consultant shall sign a confidentiality agreement
               with respect to the Data.

               C. Prospective Partners/Purchasers: The Licensee or its Related Entities may Disclose, but may not Transfer, the Data to (i) Prospective Partners in Third Party Business Transactions and (ii) Prospective Purchasers in Third Party Acquisitions (including Partial Third Party Asset Acquisition), provided that such Prospective Partners and/or Prospective Purchasers, as applicable, shall agree, in writing, to the following:

                    (1) Any Disclosure to such to a Prospective Purchaser or
               Prospective Partner shall be limited to seismic sections or portions thereof displaying only Data relevant to those geographical areas subject to the negotiation; and

                    (2) Prospective Purchasers or Prospective Partners shall not utilize the Data in making any interpretation thereof; and

                    (3) The Prospective Purchasers or Prospective Partners shall agree to maintain the confidentiality of the Data as specified herein; and

                    (4) Such Disclosure shall be made to such Prospective
               Purchasers or Prospective Partners individually on the premises of the Licensee or its Related Entities, for a period of time not to exceed a total of six (6) hours, whether consecutively or not, in a secure environment whereby said persons are unable to transcribe, photocopy, transmit from such premises electronically or by other means or otherwise depart the premises with a copy of any of the Data.

               D. Acquisitions/Purchasers: The Licensee or its Related Entities may Transfer the Data to Purchasers pursuant to a Third Party Acquisition or a Partial Third Party Asset Acquisition consummated after delivery of the Data to the Licensee; provided, however, no such Transfer shall be permitted unless: (i) each such Purchaser executes a License Agreement containing substantive terms similar to those contained herein with respect to such Data; and (ii) such Purchaser(s) (collectively, if more than one) pay Millennium a license transfer fee equal to a total of $1,000,000. The provisions of clause (ii) of the previous sentence shall apply to the first occurrence of any of the therein described Transfers of Data so long as such Transfer occurs during the 2-year period immediately following the date of this Agreement (the "Transfer Period"). Any additional Transfers to Purchasers pursuant to Third Party Acquisitions or Partial Third Party Asset Acquisitions consummated during the Transfer Period shall be subject to a license transfer fee in an amount equal to 50% of the then published rate charged by Millennium for the use of such data. Any Transfers of Existing Data to Purchasers pursuant to Third Party Acquisitions or Partial Third Party Asset Acquisitions consummated after the Transfer Period shall not be subject to any license transfer fee. Any Transfers of Future Data to Purchasers pursuant to Third Party Acquisitions or Partial Third Party Asset Acquisitions consummated after the Transfer Period shall be subject to a license transfer fee to be agreed upon by Millennium and the Licensee; provided, however, if the parties are unable to agree to such license transfer fee, the Licensee shall have the right to return all Future Data to Millennium, in which case the Licensee shall not be obligated to pay any additional fees related to such Future Data.

               E. Partners: The Licensee or its Related Entities may Transfer the Data licensed to it hereunder to Partners in Third Party Business Transactions provided that such Partner(s) shall: (i) execute a License Agreement containing substantive terms similar to those contained herein with respect to such Data; and (ii) pay Millennium a license transfer fee equal to 50% of the then published rate charged by Millennium for the use of such Data.

               F. Government Agencies: The Data may be disclosed by the Licensee or its Related Entities to government agencies only to the extent such disclosure is specifically required by law. The Licensee agrees to inform Millennium within a reasonable period after the receipt of any request or demand for disclosure made upon the Licensee or its Related Entities by a government agency so that Millennium may seek a protective order or other protection of confidentiality. The Licensee shall limit the disclosure to the greatest lawful extent.

          5.2 The Licensee or its Related Entities may make copies of or prepare derivative works based on any Data for the sole purpose of using such copies or derivative works pursuant to the rights granted herein; provided that all such copies or derivatives shall bear notice of the restricted use of the Data as contained in the "Notice" section on the Data or its container. Such "Notice" shall provide as follows:

                                   "WARNING"

     This data is proprietary to and a trade secret of Millennium Seismic, Inc. The use of this data is restricted to companies holding a valid use license from Millennium and is subject to the confidentiality terms of that license. The data may be disclosed or transferred only as expressly authorized in the license. Unauthorized disclosure, use, reproduction, reprocessing or transfer of this data to or by a third party is strictly prohibited."

         This notice shall not be removed, obliterated, concealed or otherwise obscured by the Licensee or those to whom the Data is Disclosed or Transferred, as permitted in this Agreement.

          5.3 The Licensee shall not have access to Millennium's original magnetic media, but may obtain a copy thereof at the normal pricing in effect at the time the Licensee orders such Data. The Licensee's use of any tape(s) so obtained and the information contained on or derived therefrom shall be restricted to the same rights as herein granted for the use of Data covered by this Agreement.

     6. OBLIGATIONS/REPRESENTATIONS OF MILLENNIUM

          6.1 ANY AND ALL DATA DELIVERED TO LICENSEE HEREUNDER (COLLECTIVELY, THE "DELIVERED DATA") SHALL BE, TO THE BEST OF THE KNOWLEDGE, INFORMATION AND BELIEF OF MILLENNIUM, ACCURATELY PREPARED IN ACCORDANCE WITH ACCEPTED PRACTICES OF THE GEOPHYSICAL PROFESSION, BUT EXCEPT AS OTHERWISE PROVIDED HEREIN MILLENNIUM MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, OF ANY KIND OR DESCRIPTION, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, IN RESPECT TO THE QUALITY OR ACCURACY OF THE DELIVERED DATA. THE DELIVERED DATA IS DELIVERED HEREUNDER WITH THE EXPLICIT UNDERSTANDING AND AGREEMENT THAT ANY ACTION TAKEN OR EXPENDITURES MADE BY THE LICENSEE BASED ON ITS EXAMINATION, EVALUATION, INTERPRETATION OR USE OF THE DELIVERED DATA SHALL BE AT THE LICENSEE'S OWN RISK AND RESPONSIBILITY AND THE LICENSEE SHALL HAVE NO CLAIM AGAINST MILLENNIUM AS A CONSEQUENCE THEREOF AND HEREBY RELEASES MILLENNIUM FROM ANY AND ALL LIABILITY RELATIVE THERETO.

          6.2 Millennium agrees to defend, indemnify, and hold the Licensee, its Related Entities, their respective contractors, Consultants, shareholders, directors, officers, employees, agents, and representatives (collectively, the "Licensee Group") harmless from any claims, actions, costs (including without limitation, costs of investigation, litigation, and court costs), damages, demands, fines, interest, judgments, liabilities, losses, penalties, proceedings,

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     suits (including appeal), and expenses, including, without limitation, reasonable attorneys' fees, (collectively, "Claims") brought by or on behalf of any person or entity (other than the Licensee or a Related Entity) arising out of or in connection with any allegation, in whole or in part, that the use or possession of the Delivered Data by any member of the Licensee Group, Millennium, or Millennium's customers, infringes, misappropriates, dilutes, or otherwise violates any patent, copyright, trademark, trade secret or other proprietary right of any person or entity. The Licensee agrees to notify Millennium promptly in writing of any such Claims and to give Millennium authority, information and assistance, at the expense of Millennium, in defense of such proceeding. Such defense will be provided by Millennium with counsel of its choosing; provided, however, the Licensee (or such other applicable member of the Licensee Group) may, at its sole cost, be represented by its own counsel, and may participate in any proceeding to which such party is a defendant, subject to Millennium's right to ultimately control the defense thereof.

          6.3 Millennium will defend, indemnify and hold the Licensee Group harmless from any Claims which may be made against any member of the Licensee Group by any Third Party (other than a Related Entity) or employees of Millennium arising out of, in connection with, or related to the conduct of Millennium or its contractors or the operations in acquiring and processing the Delivered Data provided to the Licensee pursuant hereto. The Licensee agrees to notify Millennium promptly in writing of any such Claims and to give Millennium authority, information and assistance (at Millennium's expense) for the defense or assistance in defense of such proceedings. Such defense will be provided by Millennium with counsel of its choosing; provided, however, the Licensee (or such other applicable member of the Licensee Group) may, at its sole cost, be represented by its own counsel, and may participate in proceedings to which such party is a defendant, subject to Millennium's right to ultimately control the defense thereof. All indemnity provisions of this Agreement shall survive termination, expiration, or cancellation of this Agreement.

          6.4 Millennium makes no guarantee that leases for areas covered by the Delivered Data will be granted to the Licensee or other exploration activity will be authorized for the area covered by the Delivered Data by any government entity or other third party and any implied representation to that effect is hereby expressly disclaimed.

          6.5 NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM OR ARISING OUT OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, LOSS OF PROFIT OR BUSINESS INTERRUPTION, HOWEVER SAME MAY BE CAUSED.

          6.6 Millennium shall retain either original field tapes or summed tapes, at Millennium's choice, for a period of at least 5 years from the date of the original acquisition of the Delivered Data.

     7. ASSIGNMENT

     The Licensee may not assign this Agreement, in whole or in part, or, sublet or transfer its rights or obligations hereunder, except as expressly authorized herein, without the prior written consent of Millennium, which approval shall not be unreasonably withheld. Millennium may assign this Agreement without obtaining the prior written consent of the Licensee; provided, however, no such assignment by Millennium shall be valid unless the assignee shall execute an amendment to this License Agreement whereby the assignee agrees to be bound by all of the terms and conditions of this Agreement. Any assignment made by either party in contravention of this Section shall be null and void for all purposes. To the extent that there are successors or assigns permitted under this Section, this Agreement shall be binding on and inure to the benefit of such parties and their respective successors and permitted assigns.

     8. NOTICES

          8.1 All notices permitted or required to be given under the terms of this Agreement shall be in writing and shall be deemed effective upon receipt if sent by mail, registered or certified and return receipt requested, postage prepaid, and addressed to the respective parties hereto at their respective addresses shown below:

         If to Millennium:                      If to Licensee:

         Millennium Seismic, Inc.               Houston American Energy Corp.
         7751 San Felipe, Suite 100             801 Travis, Suite 2020
         Houston, Texas 77063                   Houston, Texas 77002
         Attn:  Jesse R. Marion, President      Attn:  John F. Terwilliger
         Tel.:  713-789-9181                    Tel.:  713-222-6966
         Fax:  713-789-2304                     Fax:  713-222-6440

     or at such other address as shall be designated in accordance with this Notice provision. Notices may also be given by telex, telecopier, telefax, or by commercial courier/messenger service, which shall also be effective upon receipt.

          8.2 Either party may change its address for purposes of Section 8.1 at any time upon giving written notice specifying such new address and the effective date of such address change to the other party, as provided above.

     9. WAIVER

          9.1 The rights herein given to either party may be exercised from time to time, singularly or in combination, and the waiver of one or more of such rights shall not be deemed to be a waiver of such right in the future or of any one or more of the other rights which the exercising party may have.

         9.2 No waiver of any breach of a term, provision or condition of this Agreement by one party shall be deemed to have been made by the other party hereto unless such waiver is expressed in writing and signed by an authorized representative of such party, and the failure of either party to insist upon the strict performance of any term, provision or condition of this Agreement shall not be construed as a waiver or relinquishment in the future of the same or any other term, provision or condition.

     10. GOVERNING LAW/DISPUTES

          10.1 All questions arising out of or concerning this Agreement or its validity, interpretation, performance or breach shall be governed and decided by application of the laws of the State of Texas (except for any rule of such laws which would make the law of any other jurisdiction applicable hereto).

          10.2 The parties agree to attempt to resolve all disputes between them concerning this Agreement in an amicable manner. However, any dispute between the parties which cannot be so resolved by mutual agreement shall be resolved and decided EXCLUSIVELY by the federal or state courts of the State of Texas located in Harris County, Texas, and the parties hereto do hereby irrevocably submit themselves to the jurisdiction of such courts for such purposes. Each party agrees to waive any objection that the state or federal courts of Harris County, Texas, are an inconvenient forum. The parties hereby waive trial by jury in any action, proceeding, or counterclaim brought by either party against the other on any matter whatsoever arising out of or in connection with this Agreement or the relationship of the parties created hereby.

     11. ENTIRE AGREEMENT

     THERE ARE NO UNDERSTANDINGS OR AGREEMENTS RELATIVE TO THIS AGREEMENT THAT ARE NOT FULLY EXPRESSED HEREIN. THIS LICENSE AGREEMENT AND ANY EXHIBITS AND SCHEDULES HERETO, THE EXCHANGE AGREEMENT AND THE OTHER DOCUMENTS EXECUTED IN CONNECTION THEREWITH AND HEREWITH SHALL COMPRISE THE ENTIRE AGREEMENT OF THE PARTIES CONCERNING THE SUBJECT MATTER HEREOF AND THEREOF. No modification, amendment or addition to this Agreement or any Exhibit may be effected unless the same are reduced to writing and signed by both parties.

                   (SIGNATURES APPEAR ON THE FOLLOWING PAGE)

     IN WITNESS WHEREOF, the parties have caused this License Agreement to be executed as of the date first above written.

                                HOUSTON AMERICAN ENERGY CORP.


                                By:  /s/  John F. Terwilliger
                                     -------------------------------------------
                                     John F. Terwilliger, President



                                MILLENNIUM SEISMIC, INC.


                                By:  /s/  Jesse R. Marion
                                     -------------------------------------------
                                     Jesse R. Marion, President

                                  SCHEDULE "1"

                  SUPPLEMENTAL AGREEMENT TO LICENSE AGREEMENT
                          FOR USE OF PROPRIETARY DATA

                                    No. ___

     This SUPPLEMENTAL AGREEMENT TO LICENSE AGREEMENT FOR USE OF PROPRIETARY DATA (this "Supplemental Agreement") is entered into this _____ day of _____________, 200__ (the "Effective Date"), by and between Millennium Seismic, Inc., a Texas corporation ("Millennium"), and Houston American Energy Corp., a Delaware corporation (the "Licensee").

     Reference is herein made to that certain License Agreement For Use of Proprietary Data dated as of July 19, 2002, between Millennium and the Licensee (the "License Agreement"). This Supplemental Agreement is a Supplemental Agreement referred to in the License Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the License Agreement.

     The Licensee agrees to license the number of (square or linear) miles of Millennium (3-D or 2-D) geophysical data as specified below, under terms and conditions of the License Agreement referenced above to which this Supplemental Agreement is attached and made a part thereof.

Area        Committed        Cost/Sq.       Total Cost        Est. Permit
            Mileage          Mile                            Cost/Sq. Mile

                                -0-             -0-

Payment Terms:

No license fee shall be due in respect of the Data licensed pursuant to this Supplemental Agreement. All tape copying, handling, reproduction and splicing charges and shipping and insurance costs and applicable taxes, if any, shall be invoiced to the Licensee following execution hereof, which amounts shall be due to Millennium upon receipt of such invoice by the Licensee.

Product Format Requested

Raw Stacked Data Volume (SEG-Y tape)________________________

Raw Migrated Data Volume (SEG-Y tape)_______________________

Filtered Migrated Data Volume (SEG-Y tape)___________________

Velocity Data Card Image Tape________________________________

Bicenter Coordinate Location Information Tape (UKOOA format)____________

Bicenter Map (Film & Paper Print)____________________________

     IN WITNESS WHEREOF, the parties have caused this Supplemental Agreement to be executed as of the date first above written.

                                HOUSTON AMERICAN ENERGY CORP.


                                By:  /s/  John F. Terwilliger
                                     -------------------------------------------
                                     John F. Terwilliger, President


                                MILLENNIUM SEISMIC, INC.


                                By:  /s/  Jesse R. Marion
                                     -------------------------------------------
                                     Jesse R. Marion, President